UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Clearside Biomedical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Preliminary Proxy Statement—Subject to Completion

CLEARSIDE BIOMEDICAL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On August 29, 2025

Dear Stockholder:

The Special Meeting of Stockholders of Clearside Biomedical, Inc. (the “Company”) will be held at the offices of the Company at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, on Friday, August 29, 2025 at 8:00 a.m. local time for the following purposes:

1.

To approve a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation to effect, at the option of the Company’s Board of Directors, a reverse stock split of our common stock at a ratio in the range of 1-for-5 to 1-for-15, inclusive, and a corresponding proportionate reduction in the total number of authorized shares of the Company’s common stock, with such ratio to be determined by the Company’s Board of Directors in its sole discretion. We refer to this proposal as the “Reverse Stock Split Proposal” or “Proposal 1”.

2.	To conduct any other business properly brought before the meeting, including any adjournments or postponements of the meeting.

The Reverse Stock Split Proposal is more fully described in the Proxy Statement accompanying this Notice.

All stockholders are invited to attend the meeting in person. The record date for the Special Meeting is July 28, 2025. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on August 29, 2025 at 8:00 a.m., Eastern Time.

The proxy statement is available at https://ir.clearsidebio.com/.

By Order of the Board of Directors,

Alpharetta, Georgia	Charles Deignan
August [ ], 2025	Chief Financial Officer

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card, to vote by one of the following methods: 1) over the internet at www.proxypush.com/CLSD, 2) by telephone by calling the toll-free number (866) 291-7286, or 3) by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

CLEARSIDE BIOMEDICAL, INC.

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

PROXY STATEMENT

FOR THE 2025 SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 29, 2025

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board” or “Board of Directors”) of Clearside Biomedical, Inc. (sometimes referred to as the “Company” or “Clearside”) is soliciting your proxy to vote at a Special Meeting of Stockholders to be held on August 29, 2025 (the “Special Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Special Meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about August [ ], 2025 to all stockholders of record entitled to vote at the Special Meeting.

How do I attend the Special Meeting?

The meeting will be held on Friday, August 29, 2025 at 8:00 a.m. local time at the offices of the Company at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. Information on how to vote in person at the Special Meeting is discussed below.

Who can vote at the Special Meeting?

Only stockholders of record at the close of business on July 28, 2025 will be entitled to vote at the Special Meeting. On this record date, there were [    ] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 28, 2025 your shares were registered directly in your name with Clearside’s transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 28, 2025 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There is one matter scheduled for a vote:

•

Proposal No. 1 — Approval of a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect, at the option of our Board of Directors, a reverse stock split of our common stock at a ratio in the range of 1-for-5 to 1-for-15, inclusive (the “Reverse Stock Split”), and a corresponding proportionate reduction in the total number of authorized shares of the Company’s common stock (the “Authorized Shares Reduction”), with such ratio to be determined by our Board of Directors in its sole discretion.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting or vote by proxy in one of three ways: online, by telephone or using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person even if you have already voted by proxy.

•

To vote online, go to www.proxypush.com/CLSD. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on August 28, 2025 to be counted.

•

To vote over the telephone, dial toll-free (866) 291-7286. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on August 28, 2025 to be counted.

•

To vote by mail, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by August 28, 2025.

•	To vote in person, come to the Special Meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instruction form with these proxy materials from that organization rather than from us. Please follow the voting instructions to ensure that your vote is counted. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact that organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 28, 2025.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Special Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the Reverse Stock Split Proposal. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. We have been advised by NYSE that Proposal No. 1 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker, bank or other agent by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal No. 1.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have hired Mediant Communications Inc. (“Mediant”), a BetaNXT business, to solicit proxies. We expect to pay Mediant a fee of $9,500.00, plus reasonable expenses for these services.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Clearside’s Corporate Secretary at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005.

•	You may attend the Special Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

When are stockholder proposals and director nominations due for the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”)?

To be considered for inclusion in the 2026 Annual Meeting proxy materials, your proposal must be submitted in writing by December 19, 2025 to our Corporate Secretary at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in the 2026 Annual Meeting proxy materials, you must deliver your notice to our Corporate Secretary at the address above between January 30, 2026 and March 1, 2026. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (b) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person; (2) the principal occupation or employment of the person; (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person; (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide in their notice any additional information required by Rule 14a-19(b) under the Exchange Act.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as an exhibit to our most recent Annual Report on Form 10-K, filed with the SEC on March 27, 2025.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Because Proposal 1 is a “routine” matter, there will not be any broker non-votes at the Special Meeting.

As a reminder, if you are a beneficial owner of shares held in street name, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent in order to ensure your shares are voted in the way you would prefer.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes. Votes will be counted by the inspector of elections appointed for the Special Meeting.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Reverse Stock Split and Authorized Share Reduction(1)	“For” votes from the holders of a majority of the total votes cast on the proposal.	No effect	Not applicable

(1)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal. We do not expect there to be broker-non votes on this matter.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Special Meeting in person or represented by proxy. On July 28, 2025, there were [    ] shares outstanding and entitled to vote. Thus, the holders of [    ] shares must be present in person or represented by proxy at the Special Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Special Meeting or the holders of a majority of shares present at the Special Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting.

PROPOSAL NO. 1

APPROVAL OF A SERIES OF ALTERNATE AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Background Regarding Reverse Stock Split

Our Board has adopted and deemed advisable, and is recommending that our stockholders approve, a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation, each of which would:

•	effect a reverse stock split, or the Reverse Stock Split, of all of the outstanding shares of our common stock at a ratio of between 1-for-5 and 1-for-15, inclusive; and

•	effect a proportionate reduction in the total number of authorized shares of our common stock, or the Authorized Shares Reduction.

Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of our common stock and the Authorized Shares Reduction would reduce the total number of authorized shares of our common stock. The form of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split is attached as Appendix A to this Proxy Statement. However, the text of the proposed amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary or advisable to effect the proposed amendment of our Amended and Restated Certificate of Incorporation.

Our stockholders are being asked to approve these proposed amendments pursuant to this Proposals 1, and to grant authorization to our Board of Directors to determine, in its discretion, whether to implement a Reverse Stock Split, including its specific timing and ratio, and the resulting corresponding proportionate Authorized Shares Reduction. The corresponding proportionate Authorized Shares Reduction was designed so that we do not have what some stockholders might view as an unreasonably high number of authorized shares of common stock that are unissued or reserved for issuance following the Reverse Stock Split.

By approving this proposal, stockholders will (i) approve a series of amendments to our Amended and Restated Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including five (5) and fifteen (15) would be combined into one share of our common stock along with a corresponding proportionate reduction in the total number of authorized shares of our common stock and (ii) authorize the Board to file only one such amendment, as determined by the Board in the manner described herein and to abandon each amendment not selected by the Board. The Board believes that stockholder approval granting this discretion, rather than approval of a specified stock split ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders. The Board may effect only one Reverse Stock Split and Authorized Shares Reduction as a result of this authorization. The Board may also elect not to execute any Reverse Stock Split. The Board’s decision as to whether and when to effect the Reverse Stock Split and Authorized Shares Reduction and determining the Reverse Stock Split ratio will be based on a number of factors, including market conditions, existing and expected trading prices and volumes for our common stock, and the continued listing requirements of The Nasdaq Global Market. Although our stockholders may approve the Reverse Stock Split and Authorized Shares Reduction, we will not effect the Reverse Stock Split and Authorized Shares Reduction if our Board does not deem it to be in the best interests of the Company and its stockholders. The Reverse Stock Split and Authorized Shares Reduction will take effect, if at all, after it is approved by a majority of the total votes cast on this proposal, is deemed by the Board to be in the best interests of the Company and its stockholders, and after filing the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In the event that approval for the Reverse Stock Split is obtained, and the Board does not execute the Reverse Stock Split and Authorized Shares Reduction within the 12-month period following the Special Meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Reasons for the Reverse Stock Split and Authorized Shares Reduction

Our common stock is currently listed on The Nasdaq Global Market tier of Nasdaq. In order for our common stock to continue to be listed on The Nasdaq Global Market, we must satisfy various listing maintenance standards established by Nasdaq. If we are unable to meet the applicable listing requirements, our common stock will be subject to delisting. Under Nasdaq’s continued listing requirements, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive business days and does not thereafter reach $1.00 per share or higher for a minimum of 10 consecutive business days during the 180 calendar days following notification by Nasdaq, our common stock would be subject to delisting by Nasdaq.

As previously reported, on February 7, 2025, we received a letter from the Listing Qualifications Department of Nasdaq notifying us that the listing of our common stock was not in compliance with Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Global Market, as the minimum bid price of the Company’s common stock was less than $1.00 per share for the previous 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(A), we had a period of 180 calendar days, or until August 6, 2025, to regain compliance with the rule referred to in this paragraph. To regain compliance, during this 180-day compliance period, our minimum bid price of listed securities must close at $1.00 per share or more for a minimum of 10 consecutive business days. In the event that we did not regain compliance with the Nasdaq Listing Rules prior to the expiration of the 180-day compliance period, we may have been eligible for additional time to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii) by transferring to the Nasdaq Capital Market. To qualify, we would need to submit a Transfer Application and a $5,000 application fee. In addition, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, among other requirements.

As of the date of this proxy statement, we have not regained, and do not expect to regain, compliance with the Minimum Bid Price Requirement during the initial grace period. In addition, as of the date of this proxy statement we do not believe we would be able to meet all of the initial listing standards for the Nasdaq Capital Market as required in order to be eligible for additional time to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii) by transferring to the Nasdaq Capital Market. Accordingly, after the initial grace period expires on August 6, 2025, we expect that Nasdaq will provide notice that our common stock will be subject to delisting. We will have the right to appeal a determination to delist our common stock, which we intend to do, and our common stock will remain listed on the Nasdaq Global Market until the completion of the appeal process, during which time we may regain compliance the Minimum Bid Price Requirement if our minimum bid price of listed securities closes at $1.00 per share or more for a minimum of 10 consecutive business days.

Accordingly, the Board has adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and Authorized Shares Reduction of our common stock at a ratio in the range of one-for-five to one-for-fifteen with such ratio to be determined in the discretion of the Board. These resolutions were approved as a means of regaining compliance with the Minimum Bid Price Requirement.

The Board’s primary objective in proposing the Reverse Stock Split and Authorized Shares Reduction is to raise the per share trading price of our common stock. The Board believes that the Reverse Stock Split and Authorized Shares Reduction will result in a higher per share trading price, which is intended to enable us to maintain the listing of our common stock on The Nasdaq Global Market and generate greater investor interest in the Company.

The Board believes that maintaining the listing of our common stock on The Nasdaq Global Market is in the best interests of the Company and its stockholders. If our common stock were to be delisted from The Nasdaq Global Market, the Board believes that such delisting could adversely affect the market liquidity of our common stock, decrease the market price of our common stock, adversely affect our ability to obtain financing for the continuation of our operations and exploration of strategic alternatives to enhance stockholder value, and result in the loss of confidence in the Company.

If the Reverse Stock Split and Authorized Shares Reduction is approved by our stockholders and implemented by the Board, we expect to satisfy the $1.00 per share Minimum Bid Price Requirement for continued listing on the Nasdaq Global Market. However, despite the approval of the Reverse Stock Split by our stockholders and implementation by the Board, there can be no assurance that the Reverse Stock Split will result in our meeting and maintaining the $1.00 Minimum Bid Price Requirement. The effect of the Reverse Stock Split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split due to, among other reasons, our performance and other factors that may be unrelated to the number of shares outstanding. Our common stock could also be delisted from The Nasdaq Global Market due to our failure to comply with one or more other Nasdaq listing rules.

Authorized Shares Reduction to avoid stockholder concerns of excessive authorized and unissued shares

As a matter of Delaware law, the implementation of a Reverse Stock Split does not require a reduction in the total number of authorized shares of our common stock. The corresponding proportionate Authorized Shares Reduction was designed so that we do not have what some stockholders might view as an unreasonably high number of authorized shares of common stock that are unissued or reserved for issuance following the Reverse Stock Split.

Criteria to be Used for Decision to Implement the Reverse Stock Split

In the event that approval for the Reverse Stock Split is obtained, our Board will be authorized to proceed with the Reverse Stock Split and Authorized Shares Reduction at any time during the 12-month period following the Special Meeting. If we regain compliance with the Minimum Bid Price Requirement prior to August 6, 2025, our Board may use its discretion to not carry out or to delay in carrying out the Reverse Stock Split.

In the event our Board delays its decision to execute the Reverse Stock Split and Authorized Shares Reduction because the Company has regained compliance with the Minimum Bid Price Requirement, if our common stock price again falls below $1.00 for a 30-day during the 12-month period following the Special Meeting, and therefore again fails to comply with the applicable Nasdaq Global Market minimum listing requirements, then the Reverse Stock Split may be executed as a cure for this condition.

Principal Effects Of Reverse Stock Split and Corresponding Proportionate Authorized Share Reduction on Outstanding Common Stock and Authorized Common Stock

The following table illustrates the effects of a 1-for-5, 1-for-10 and 1-for-15 Reverse Stock Split on our outstanding common stock as of June 30, 2025, without giving effect to any adjustments for fractional shares and information regarding our authorized shares based on the corresponding proportionate Authorized Shares Reduction:

Reverse Stock Split Ratio	—	5:1	10:1	15:1
Number of Shares of Common Stock Authorized	400,000,000	80,000,000	40,000,000	26,666,666
Number of shares of Common Stock Issued and Outstanding	78,495,760	15,699,152	7,849,576	5,233,050
Number of Shares of Common Stock Reserved for Future Issuance	25,597,604	5,119,520	2,559,760	1,706,506
Number of Shares of Common Stock Authorized but Unissued and Unreserved	295,906,636	59,181,327	29,590,663	19,727,109

The Reverse Stock Split will affect all of our stockholders uniformly and will not materially affect any stockholder’s percentage ownership interests in the Company or proportionate voting power. The Reverse Stock

Split will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split). The common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

The principal effects of a Reverse Stock Split on will be that:

•

each five (5) to fifteen (15) shares of our common stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), will be combined into one new share of our common stock;

•

no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•

based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board (as described below).

The principal effect of the Authorized Shares Reduction will be that the number of authorized shares of our common stock will be reduced, depending on the exact Reverse Stock Split ratio selected by the Board, if and when a Reverse Stock Split is implemented:

•	if Proposal 1 is approved, from 400,000,000 shares to a range of 26,666,666 to 80,000,000 shares

The Authorized Shares Reduction would not have any effect on the rights of existing stockholders, and the par value of the common stock would remain unchanged at $0.001 per share.

Principal Effects of the Reverse Stock Split on Our Outstanding Equity Awards, Future Awards under Our Incentive Plans, and Future Purchases under our At-The-Market Offering

If the Reverse Stock Split is implemented, the number of shares of common stock subject to outstanding options, restricted stock unit awards and other equity awards issued by the Company, and the number of shares reserved for future issuance and all other share limits, under the Company’s 2011 Stock Incentive Plan, 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan will be reduced by the same ratio as the reduction in the outstanding shares, in each case rounded down to the nearest whole share. Correspondingly, the exercise price for individual outstanding options, on a per share basis, will be proportionally increased (the aggregate exercise price for all outstanding options will be unaffected, except for the rounding described below, but following the Reverse Stock Split such exercise price will apply to a reduced number of shares), in each case rounded up to the nearest cent. As of June 30, 2025, there were outstanding stock options to purchase an aggregate of 14,330,189 shares of common stock, at a weighted average exercise price of $2.28 per share. Assuming, for example, a 1-for-10

Reverse Stock Split, the number of shares covered by outstanding options will be reduced to one-tenth the number currently issuable, and the exercise price of outstanding options will be increased by ten times the current exercise price, rounded up to the nearest cent. In addition, the number of shares of our common stock we could offer in our at-the-market offering will be reduced by the same ratio as the reduction in the outstanding shares such that fewer shares would be available for sale in such offering.

Effective Date

The proposed Reverse Stock Split and corresponding proportionate Authorized Shares Reduction would become effective at 5:00 p.m., Eastern time, on the date of filing of a Reverse Split Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board and set forth in the Certificate of Amendment, which date we refer to in this Proposal 1 as the Reverse Split Effective Date. Except as explained below with respect to fractional shares, effective as of 5:00 p.m., Eastern time, on the Reverse Split Effective Date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this Proposal 1.

Cash Payment in Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, the Company will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on The Nasdaq Global Market during regular trading hours for the five consecutive trading days immediately preceding the Reverse Split Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of July 28, 2025, there were [    ] stockholders of record of our common stock, which number of record holders includes those holders who are deemed record holders for purposes of the Exchange Act. Upon stockholder approval of this Proposal 1, if our Board of Directors elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. For example, if a stockholder held five shares of common stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 1:10, then such stockholder would cease to be a stockholder of the Company following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal 1 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 1 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from the Company or its exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder holding shares in certificate form until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Potential Anti-Takeover Effect

An increase in the number of our authorized but unissued shares of common stock relative to the number of outstanding shares of common stock may also, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the Reverse Stock Split might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock and preferred stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our board determines not to be in our best interests and those of our stockholders. The Board is not presently aware of any attempt, or contemplated attempt, to acquire control of us and the Reverse Stock Split is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the Reverse Stock Split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the Reverse Stock Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Stock Split because there will be fewer shares of common stock outstanding.

Possible Disadvantages of Reverse Stock Split

Even though the Board believes that the potential advantages of the Reverse Stock Split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a Reverse Stock Split:

•	The reduced number of shares of our common stock resulting from a Reverse Stock Split could adversely affect the liquidity of our common stock.

•

The Reverse Stock Split could result in a significant devaluation of our market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

•

The Reverse Stock Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the Reverse Stock Split.

•

There can be no assurance that the market price per new share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing market price of our common stock on July 23, 2025 of $0.585 per share of common stock, if the stockholders approve this proposal and the Board selects and implements a Reverse Stock Split ratio of 1-for-10, there can be no assurance that the post-split market price of our common stock would be $5.85 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

•

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•

If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Procedure for Effecting Reverse Stock Split

If our stockholders approve the Reverse Stock Split, the Reverse Stock Split would become effective at such time as it is deemed by our Board to be in the best interests of the Company and its stockholders and we file the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware. Even if the Reverse Stock Split is approved by our stockholders, the Board has discretion not to carry out, or to delay in carrying out, the Reverse Stock Split. Upon the filing of the amendment, all of our old common stock will be converted into new common stock as set forth in the amendment. As soon as practicable after the effective time of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected.

All of our registered holders hold their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in book-entry form with our transfer agent, no action needs to be taken to receive shares of common stock following the Reverse Stock Split. If a stockholder is entitled to shares following the Reverse Stock Split, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to our proposed amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and we will not independently provide our stockholders with any such right.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to certain U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and administrative rulings and pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences described herein. This discussion is included for general informational purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder. This summary, except for the discussion under “Information Reporting and Backup Withholding,” below is limited to stockholders who are U.S. Holders (as defined below).

The discussion below only addresses stockholders who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income tax that may be relevant to a stockholder in light of such stockholder’s particular circumstances or to a stockholder subject to special rules, such as brokers or dealers in securities or foreign currencies, stockholders that are not U.S. Holders, regulated investment companies, real estate investment trusts, traders in securities who mark to market, banks, financial institutions or insurance companies, mutual funds, stockholders holding their stock through individual retirement or other tax-deferred accounts, tax-exempt organizations, stockholders holding their stock as “qualified small business stock” pursuant to Section 1202 of the Code or as Section 1244 stock for purposes of the Code, stockholders who acquired their stock in connection with the exercise of warrants, stock options or stock purchase plans or other employee plans or compensatory arrangements, stockholders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding our common stock through such entities), stockholders who hold their stock as part of an integrated investment (including a “straddle,” a pledge against currency risk, a hedge or other “constructive” sale or “conversion” transaction) comprised of shares of our common stock and one or more other positions, or stockholders who may have acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the Reverse Stock Split, including the tax consequences of the Reverse Stock Split under state, local or non-U.S. tax laws, or under estate, gift, excise or other non-income tax laws, any alternative minimum tax, the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not any such transactions are consummated in connection with the Reverse Stock Split) including, without limitation, the tax consequences to holders of options, warrants or similar rights to acquire our common stock.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our comment stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

Our view regarding the tax consequences of the Reverse Stock Split is not binding with the IRS or the courts. We have not sought, and do not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary. There can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Reverse Stock Split

We intend to treat the Reverse Stock Split as a “recapitalization” for U.S. federal income tax purposes and any cash in lieu of fractional will be solely to spare us the expense and inconvenience of issuing fractional shares and will not represent separately bargained for consideration paid to a U.S. Holder. A U.S. Holder that receives solely a reduced number of shares of common stock generally will not recognize gain or loss in the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock received pursuant to the Reverse Stock Split should equal the U.S. Holder’s aggregate tax basis in its pre-Reverse Stock Split shares of common stock, and such U.S. Holder’s holding period in the reduced number of shares of common stock should include the holding period in its pre-Reverse Stock Split shares of common stock exchanged. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization such as the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices. A U.S. Holder that receives both a reduced number of shares of common stock and cash in lieu of fractional shares as a result of the Reverse Stock Split will be treated as having received the fractional shares pursuant to the Reverse Stock Split and then as having exchanged the fractional shares for cash in a redemption by the Company, and generally should recognize capital gain or loss equal to the difference, if any, between the amount of cash received in lieu of a fractional share and its adjusted basis allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if the pre-Reverse Stock Split shares were held for more than one year at the time of the Reverse Stock Split. Long-term capital gains of individuals are generally subject to tax at reduced rates. There are limitations on the deductibility of capital losses. A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock, if any, should equal the U.S. Holder’s aggregate tax basis in its pre-Reverse Stock Split shares of common stock decreased by the basis allocated to the fractional share for which such U.S. Holder received cash, and the holding period of the reduced number of shares of common stock received should include the holding period of the pre-Reverse Stock Split shares of common stock exchanged.

No gain or loss will be recognized by the Company as a result of the proposed Reverse Stock Split.

Information Reporting and Backup Withholding

A holder of common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. To avoid backup withholding, each holder of common stock that does not otherwise establish an exemption should provide its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely and properly furnished to the IRS. Holders of common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.

The preceding discussion is intended only as a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of our common stock should consult their own tax advisors as to the specific tax consequences of the Reverse Stock Split to them, including record retention and tax-reporting requirements, and the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

Vote Required

The affirmative vote of holders of a majority of the total votes cast on the proposal will be required to approve the amendment of our Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split of our common stock at a ratio in the range of one-for-five to one-for-fifteen, such ratio to be determined in the discretion of our Board. Abstentions are not treated as votes cast and, therefore, will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 1.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2025, except as set forth below, by: (1) each director, (2) each of the executive officers named in the Summary Compensation Table, (3) all current executive officers and directors as a group and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Except as set forth below, the principal business address of each such person or entity is c/o Clearside Biomedical, Inc., 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Bradford T. Whitmore and affiliated entities(2)	6,523,511	8.4%
Stephen Boyd Wiles(3)	4,003,553	5.2
Named Executive Officers and Directors:
George Lasezkay, Pharm.D., J.D.(4)	2,029,356	2.5
Charles A. Deignan(5)	1,386,362	1.7
Victor Chong, M.D.(6)	259,375		*
Richard Croarkin(7)	214,736		*
Jeffrey L. Edwards(7)	197,500		*
Anthony S. Gibney(8)	175,000		*
William D. Humphries(9)	248,540		*
Nancy J. Hutson, Ph.D.(10)	238,000		*
Christy L. Shaffer, Ph. D.(11)	275,955		*
Clay B. Thorp(12)	373,641		*
Benjamin R. Yerxa, Ph. D.(13)	152,957		*
All current directors and executive officers as a group (11 persons)(14)	5,551,422	6.7

*	Represents beneficial ownership of less than 1%.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedule 13G and Schedule 13D and Section 16 filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 77,279,286 shares of common stock outstanding on June 30, 2025, adjusted as required by rules promulgated by the SEC.

(2)

This information has been obtained from a Schedule 13G/A filed on March 4, 2025 by Bradford T. Whitmore (“Whitmore”), Grace Brothers, LP (“Grace”), Whitmore Holdings, LLC (“WHLLC”) and Bradford Whitmore Trust (“Whitmore Trust”). Includes (a) 2,254,542 shares of common stock held by Grace, and (b) 4,268,969 shares of common stock held by WHLLC. Whitmore Trust has shared voting power of the shares held by WHLLC as the sole member of WHLLC, and Whitmore is the sole trustee of Whitmore. Whitmore has shared voting power of the shares held by Grace as the general partner of Grace. The business address of these entities is c/o 5215 Old Orchard Road, Suite 620, Skokie, Illinois 60077.

(3)

This information has been obtained from a Schedule 13G filed on April 1, 2025 by Stephen Boyd Wiles. Consists of 4,003,553 shares of common stock held by Dr. Wiles. The business address for Dr. Wiles is 211 NE 54th Street, Suite 202, Kansas City, Missouri 64118.

(4)	Consists of (i) 382,764 shares of common stock and (ii) 1,646,592 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(5)	Consists of (i) 373,099 shares of common stock and (ii) 1,013,263 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(6)	Consists of (i) 100,000 shares of common stock and (ii) 159,375 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025
(7)	Consists solely of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(8)	Consists of (i) 100,000 shares of common stock and (ii) 75,000 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.

(9)	Consists of (i) 51,040 shares of common stock and (ii) 197,500 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(10)	Consists of (i) 93,000 shares of common stock and (ii) 145,000 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(11)	Consists of (i) 78,455 shares of common stock and (ii) 197,500 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(12)	Consists of (i) 176,141 shares of common stock and (ii) 197,500 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(13)	Consists of (i) 17,957 shares of common stock and (ii) 135,000 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.
(14)	Consists of (i) 1,372,456 shares of common stock and (ii) 4,178,966 shares of common stock underlying options that are exercisable within 60 days of June 30, 2025.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of these materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single offset of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or us. Direct your written request to Clearside Biomedical, Inc., Attn: Corporate Secretary, 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. Stockholders who currently receive multiple copies of these proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

ADDITIONAL FILINGS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website www.clearsidebio.com and click on “Investors” under the “SEC Filings” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2024, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders by contacting Clearside Biomedical, Inc. by mail at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, by telephone at (678) 270-4005, or by email at ir@clearsidebio.com.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Charles Deignan

Chief Financial Officer

Dated: August [ ], 2025

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLEARSIDE BIOMEDICAL, INC.

CLEARSIDE BIOMEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), certifies:

FIRST: The name of the corporation is Clearside Biomedical, Inc. (the “Company”).

SECOND: The Company’s original Certificate of Incorporation was filed on May 26, 2011. The Certificate of Incorporation was last amended and restated by the Fifth Amended and Restated Certificate of Incorporation on June 7, 2016, and last amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation on May 30, 2025 (together, the “Certificate”).

THIRD: The Company’s Board of Directors and stockholders, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving the following amendments to the Certificate:

Effective as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***] (the “Effective Time”), each five (5) / six (6) / seven (7) / eight (8) / nine (9) / ten (10) / eleven (11) / twelve (12) / thirteen (13) / fourteen (14) / fifteen (15)1 shares of the Company’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Company or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Company of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Company’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market for each of the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Company or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been

[1]

These amendments approve the combination of any whole number of shares of the Company’s Common Stock between and including five (5) and fifteen (15) into one (1) share of the Company’s Common Stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by the Company’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by the Company’s Board of Directors to be in the best interests of the Company and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Company’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

The second sentence of Article IV of the Certificate is deleted and replaced in its entirety with:

“The total number of shares of all classes of capital stock which the Company shall have authority to issue is [ ]2 million([  ]) shares, of which [  ] hundred million ([  ]) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and ten million (10,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

FOURTH: All other provisions of the Certificate will remain in full force and effect.

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH: This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***].

[SIGNATURE PAGE FOLLOWS]

[2]

Assuming the reverse stock split proposal and the authorized shares reduction proposal are approved by the required stockholder vote and the Company’s Board of Directors elects to effect a reverse stock split, the number of shares of the Company’s total authorized Common Stock would be correspondingly, and proportionally to the reverse stock split ratio determined by the Company’s Board of Directors, reduced (thereby effecting a reduction in the Company’s total authorized capital stock).

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on [●], 2025.

CLEARSIDE BIOMEDICAL, INC.

By:
Name:	George Lasezkay
Title:	Chief Executive Officer

styleIPC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Internet: www.proxypush.com/CLSD Clearside Biomedical, Inc. Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Special Meeting of Stockholders Phone: 1-866-291-7286 for Stockholders of Record as of July 28, 2025 Use any touch-tone telephone Friday, August 29, 2025 8:00 AM, Eastern Time Have your Proxy Card ready Follow the simple recorded instructions 900 North Point Parkway, Suite 200, Alpharetta, GA 30005 Live Agent: 1-888-307-4160 Speak to a live agent and vote on a recorded line. 9 AM—6 PM Eastern, Monday through Friday. YOUR VOTE IS IMPORTANT! Mail: PLEASE VOTE BY: 11:59 PM, Eastern Time, August 28, 2025. Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints George Lasezkay and Charles Deignan (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Clearside Biomedical, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matter specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Clearside Biomedical, Inc. Special Meeting of Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSAL 1 PROPOSAL YOUR VOTE FOR AGAINST ABSTAIN 1. To approve a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation to effect, at the option of the Company’s Board of Directors, a reverse #P1# #P1# #P1# stock split of the Company’s common stock at a ratio in the range of 1-for-5 to 1-for-15, inclusive, and a corresponding proportionate reduction in the total number of authorized shares of the Company’s common stock, with such ratio to be determined by the Company’s Board of Directors in its sole discretion. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date